EXHIBIT 11

             HEALTHSOUTH Rehabilitation Corporation and Subsidiaries
                         Computation of Income Per Share
                    (In thousands, except for per share data)

                                                                                                Six Months
                                                                 Year Ended December 31,      Ended June 30,
                                                                 1992      1993      1994      1994     1995
                                                               -------    ------   --------  -------   ------
                                                                                                (unaudited)
Primary:
Weighted average common shares outstanding...................   69,198    73,705    76,267    74,779   79,849
Net effect of dilutive stock options.........................    5,016     4,004     8,422     9,195    7,397
                                                               -------   -------   -------   -------  -------
Total Common and Common Equivalent Shares....................   74,214    77,709    84,689    83,974   87,246
                                                               =======   =======   =======   =======  =======
Net income...................................................  $34,929   $17,197   $49,961   $29,226  $17,777
                                                               =======   =======   =======   =======  =======
Net income per common and common equivalent share ...........  $  0.47   $  0.22   $  0.59   $  0.35  $  0.20
                                                               =======   =======   =======   =======  =======

Fully Diluted:
Weighted average common shares outstanding...................   69,198    73,705    76,267    74,779   79,849
Net effect of dilutive stock options.........................    5,016     4,004     8,422     9,195    7,397
                                                               -------   -------   -------   -------  -------
                                                                74,214    77,709    84,689    83,974   87,246
Assumed conversion of 5% Convertible Subordinated Debentures
due 2001.....................................................       (1)     (1)      4,722       (1)      (1)
                                                               -------   -------   -------   -------  -------
Total Common and Common Equivalent Shares, Fully Diluted ....      --        --     89,411       --       --
                                                               =======   =======   =======   =======  =======
Net income...................................................  $34,929   $17,197   $49,961       --       --
Elimination  of  interest  and  amortization  on  5%
Convertible   Subordinated Debentures Due 2001, less the
related effect on the provision for income taxes.............      --        --      2,927       --       --
                                                               -------   -------   -------   -------  -------
Net income, fully diluted....................................      --        --    $52,888       --       --
                                                               =======   =======   =======   =======  =======
Net income per common and common equivalent share ...........      --        --    $  0.59       --       --
                                                               =======   =======   =======   =======  =======


   (1) There were no other potentially dilutive securities outstanding for this period.

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